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Exhibit 10.37

         CH2M HILL Companies, Ltd.

         Executive Officers Long Term Incentive Plan

         Effective January 1, 2003

CH2M HILL Companies, Ltd.
Executive Officers Long Term Incentive Plan

ARTICLE I
INTRODUCTION

        1.1    Establishment.    CH2M HILL Companies, Ltd., an Oregon corporation hereby establishes the CH2M HILL Companies, Ltd. Executive Officers Long Term Incentive Plan to award incentive compensation to eligible Participants.

        1.2    Purposes.    The purposes of the Plan are to:

    •
    Reward a limited group of Executive Officers for the creation of value in the organization through the achievement of established goals such as sustained increases in CH2M HILL's Available Funds, share price appreciation and other established financial and strategic goals; and

    •
    Provide financial incentives to Plan Participants to incentivize their contribution to the annual and long-term financial performance of CH2M HILL, thereby increasing shareholder value; and

    •
    Provide Plan Participants an opportunity to earn market-competitive compensation and to enable CH2M HILL to motivate and retain its senior Executive Officers.

ARTICLE II
DEFINITIONS

        2.1    Affiliate means any corporation or other entity that is affiliated with CH2M HILL through stock or other equity ownership or otherwise which is designated by either the Committee or the Board as an entity whose eligible Executive Officers may be selected to participate in the Plan. The Committee may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 50% of the entity. The Board, in its sole discretion, may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 10% of the entity.

        2.2    Available Funds means those LTD level consolidated funds remaining from gross revenue after all normally accrued operating expenses are deducted (including LTD expenses and any Profit Center operating costs for units in a startup or investing mode), but prior to accruals for incentive compensation programs, retained earnings and income taxes.

        2.3    Award means a pre-established, performance-based grant payable in Stock Instruments and/or cash under the Plan which is intended to satisfy the performance-based goal requirements of Code § 162(m).

        2.4    Board means the LTD Board of Directors.

        2.5    CEO means Chief Executive Officer of CH2M HILL Companies, Ltd.

        2.6    CH2M HILL means CH2M HILL family of companies, which includes CH2M HILL Companies, Ltd., and, when appropriate, the Affiliates.

        2.7    Change of Control event means the occurrence of any one of the following events:

            a.    Unapproved Acquisition of 25% Stake.    Any "Person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a "beneficial owner" (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of securities of CH2M HILL representing twenty-five percent (25%) or more of either (y) the then-outstanding shares of common stock of CH2M HILL or (z) the combined voting power of CH2M HILL's then-outstanding securities eligible to vote for the election of the Board (either or both hereafter "Voting Securities"); provided, however, that the event described in this section shall not be deemed to be a Change of Control event by virtue of any of the following acquisitions:

        (i)
        by CH2M HILL,

        (ii)
        from CH2M HILL,

        (iii)
        by any employee benefit plan sponsored or maintained by CH2M HILL or any of its Subsidiary,

        (iv)
        by any underwriter temporarily holding securities pursuant to an offering of such securities, or

        (v)
        pursuant to a Non-COC Transaction (as defined below).

            b.    Change in the Majority of the Board.    During the course of one CH2M HILL fiscal year, Incumbent Directors cease for any reason to constitute at least a majority of the Board. For purposes of this Agreement, the term "Incumbent Directors" shall mean:

        (i)
        individuals who on January 1, 1999 constitute the Board; and

        (ii)
        any person who becomes a director subsequent to January 1, 1999, provided his/her election or nomination for election was recommended by the Nominating Committee of the Board (or its successor in responsibilities) and approved by at least two-thirds (2/3) of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of CH2M HILL or successor's proxy statement in which such person is named as a nominee for director, without objection to such nomination); provided that

        (iii)
        individuals initially elected or nominated as directors of CH2M HILL or successor as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed to be Incumbent Directors.

            c.    Significant Merger or Consolidation.    The consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of CH2M HILL or any such type of transaction involving CH2M HILL or any of its Subsidiaries that requires the approval of CH2M HILL's stockholders (a "Business Combination"), unless such Business Combination is a Non-COC Transaction. For purposes of this Agreement, the term "Non-COC Transaction" shall include any Business Combination in which:

        (i)
        at least seventy-five percent (75%) of the total voting power eligible to elect directors of the entity resulting from such Business Combination is represented by shares that were Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted),

        (ii)
        no Person (as the term is defined in section 2.7(a) above), other than any employee benefit plan sponsored or maintained by CH2M HILL, becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination,

        (iii)
        at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

            d.    Liquidation.    The stockholders of CH2M HILL approve a plan of liquidation or dissolution of CH2M HILL or the direct or indirect sale or other disposition of all or substantially all of the assets of CH2M HILL and its subsidiaries.

        2.8    Code means the Internal Revenue Code of 1986, as amended.

        2.9    Committee means a committee appointed by the Board consisting solely of two or more outside directors (within the meaning of Code § 162(m)(4)(C)(i)) empowered to take actions with respect to the administration of the Plan as described in Article V.

        2.10    Effective Date means the effective date of the Plan, which is January 1, 2003.

        2.11    Executive Officer means each of members of the CH2M HILL Executive Leadership Team (ELT), including the CEO and any employee who is an officer of LTD and whose total compensation for the taxable year is required to be reported to shareholders under the Securities Exchange Act of 1934 because the employee is one of the four highest compensated officers for the taxable year (other than the CEO).

        2.12    Full Service Revenue means revenue generated by CH2M HILL from work outside CH2M HILL's traditional consulting engineering business, primarily integrated project delivery (design/build), operations and maintenance (O&M), remediation, and construction work.

        2.13    Global Revenue means revenue generated by CH2M HILL from clients located and work performed outside the North American continent.

        2.14    LTD means CH2M HILL Companies, Ltd.

        2.15    Participant means a current or former Executive Officer designated to be eligible to receive an Award under the Plan as provided in Section 3.1.

        2.16    Plan means the CH2M HILL Companies, Ltd. Executive Officers Long Term Incentive Plan.

        2.17    Profit Center means one of the operating units of CH2M HILL, including as of the Effective Date, Industrial Business Group (IBG), Operations and Maintenance Business Group (OMBG), Infrastructure and Environment (I&E) and the holding company of CH2M HILL family of companies, LTD.

        2.18    Program means each one-year, two-year, or three-year Plan cycle.

        2.19    Program Period means (a) a period beginning on January 1st of each calendar year and ending 36 months thereafter (e.g., January 1, 2003 through December 31, 2005) for a three-year Program, (b) a period beginning on January 1st of each calendar year and ending 24 months thereafter (e.g., January 1, 2003 through December 31, 2004) for a two-year Program, and (c) a period beginning on January 1st of each calendar year and ending 12 months thereafter (e.g., January 1, 2003 through December 31, 2003) for a one-year Program. Each Award shall state the Program Period to which it applies.

        2.20    Stock Instruments means the following instruments:

      a.
      Stock for Domestic Engineering Services Employees,

      b.
      SVEUs for Domestic Ineligible Company Employees or International Employees,

      c.
      Phantom Stock or international SVEUs for International Employees; or

      d.
      Other instruments approved from time to time by the Board to use for incentive and compensation purposes.

        For purposes of these definitions:

  •
  Stock means one share of CH2M HILL common stock.

  •
  SVEU means one unit held in trust under the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan or under the CH2M HILL Companies, Ltd. International Deferred Compensation Plan.

  •
  Phantom Stock means a hypothetical interest in the value of one share, denominated in United States dollars, which is granted pursuant to the CH2M HILL Companies, Ltd. Phantom Stock Plan.

  •
  Domestic Engineering Services Employees means those employees who work for CH2M HILL in the United States that provide consulting, engineering, and engineering-related services determined as of the time of the Award payout.

  •
  Domestic Ineligible Company Employees means those employees who work for CH2M HILL in the United States and do not provide consulting, engineering or engineering-related services, determined as of the time of Award payout.

  •
  International Employees means those employees who work for CH2M HILL and are not resident in the United States and whose regular workplace is outside of the United States, determined as of the time of Award payout, except that International shall exclude an individual who is a United States citizen employed by an Affiliate organized in the United States, regardless of where he performs services.

        2.21    Target Bonus means the bonus amount established under the Plan for Participants. For a given Participant, the Target Bonus will be between 20% to 150% of their base salary, as of the beginning of the Program Period. For any Program Period, the Target Bonus for any Participant shall not exceed $1,750,000, and the Target Bonuses for all Participants shall not exceed $7,500,000.

ARTICLE III
ELIGIBILITY

        3.1    Eligibility for Plan Participation.    The Committee, in its sole discretion, shall determine which Executive Officers shall be eligible to participate in the Plan for any Program Period.

        3.2    No Entitlement.    Eligibility to participate in the Plan in any one Program Period does not create any entitlement to participate in any other Program Period.

ARTICLE IV
AWARDS

        4.1    Award.    Within 90 days of the beginning of each Program Period, as required by the Code, the Committee in its sole discretion shall establish performance goals and Awards and notify Participants in writing. The Award notification shall include the length of the Program Period, a Participant's Target Bonus for the Program Period, and one or more of the following performance goals:

      a.
      Available Funds target to be achieved during the Program Period. The Committee, in its sole discretion, shall establish the Available Funds target for each Award. The Available Funds target may be identical for all Participants in a given Program Period.

      b.
      Full Service Revenue target to be achieved during the Program Period. The Committee, in its sole discretion, shall establish the Full Service Revenue target for each Award. The Full Service Revenue target may be identical for all Participants in a given Program Period.

      c.
      Global Revenue target to be achieved during the Program Period. The Committee, in its sole discretion, shall establish the Global Revenue target for each Award. The Global Revenue target may be identical for all Participants in a given Program Period.

      d.
      Stock Price Appreciation target to be achieved during the Program Period. The Committee, in its sole discretion, shall establish the Stock Price Appreciation target for each Award. The Stock Price Appreciation target may be identical for all Participants in a given Program Period.

      e.
      Return On Equity target to be achieved during the Program Period. The Committee, in its sole discretion, shall establish the Return on Equity target for each Award. The Return on Equity target may be identical for all Participants in a given Program Period.

      f.
      Backlog target to be achieved during the Program Period. The Committee, in its sole discretion, shall establish the Backlog target for each Award. The Backlog target may be identical for all Participants in a given Program Period.

        4.2    Code § 162(m) Compliance.    CH2M HILL intends that the Awards will satisfy the performance-based compensation requirements of Code § 162(m) so that CH2M HILL may deduct any compensation paid under the Plan for federal income tax purposes without limitation under Code § 162(m). If any provision of this Plan or any Award would otherwise frustrate or conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

        4.3    Award Determination Process.    As soon as practicable after the end of each Program Period, the Committee shall compare actual performance results against performance targets achieved during the Program Period and determine whether and to the extent the Participant actually achieved his/her performance goals for the Program Period. The amount payable under the Plan to a Participant, who has actually achieved his/her performance goals for a Program Period, shall be determined by the Committee in its sole discretion. All determinations by the Committee shall be made in the Committee's sole discretion and shall be final and binding on all Participants. The Participant shall not be entitled to any compensation under the terms of the Award until the Committee certifies in writing that the Participant has met his/her specific performance goals and determines the amount of compensation payable under the Award. Award provisions shall not be modified or amended, however, if the modification or amendment would cause compensation payable pursuant to such Award to fail to constitute qualified performance-based compensation under Code § 162(m).

        4.4    Maximum Award Amount.    Maximum Award payout for each Participant for any Program Period, shall not exceed two times the Target Bonus (i.e. $3,500,000) for that period and may be adjusted to a lesser amount in the discretion of the Committee. The maximum payout for all Participants for any Program Period shall not exceed $15,000,000.

        4.5    Payouts of Awards.    The payment of Awards will be made as soon as practicable after the end of the Program Period when the Committee has determined Award payout amounts. Except as determined otherwise by the Committee in its sole discretion and subject to provisions of Article VII, a Participant must be employed by CH2M HILL or an Affiliate as of the Award payout date to be eligible for the payout, but does not need to be a current Executive Officer for the entire Program Period or at the date of payment. Unless otherwise determined by the Committee in its sole discretion, all Awards will be paid 40% in cash and 60% in Stock Instruments based on Participant's eligibility to hold specific Stock Instruments. To the extent an Award payout results in Participant's exceeding

CH2M HILL ownership limitations pursuant to CH2M HILL's Articles of Incorporation and Bylaws, the Award shall be paid out in cash.

        4.6    Non-Transferability of Awards.    No Award shall be assignable or transferable.

        4.7    Restrictions on Transfers of Instruments.    All Stock Instruments transferred to a Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on CH2M HILL Stock set forth in CH2M HILL's Articles of Incorporation and Bylaws, as amended from time to time, including: (i) restrictions that grant CH2M HILL the right to repurchase shares upon termination of the shareholder's affiliation with CH2M HILL; (ii) restrictions that grant CH2M HILL a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; and (iii) restrictions that require the approval of CH2M HILL for any other sale of shares.

        4.8    Withholding Requirement.    All Awards are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants.

ARTICLE V
PLAN ADMINISTRATION

        5.1    Committee.    The Plan shall be administered by the Committee appointed by the Board. The Committee shall at all times consist solely of outside directors (within the meaning of Code § 162(m)(4)(C)(i)) and shall at all times have at least two members. The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee shall be filled by the Board. Members of the Committee may resign at any time upon written notice to the Board.

        5.2    Committee Meetings and Actions.    The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan. The Chairman of the Committee, in his or her sole discretion, may delegate any or all of the responsibilities of the Committee to one or more Committee members, whose actions shall be deemed to be the acts of all of the members.

        5.3    Powers of Committee.    The Committee shall, in its sole discretion, determine the time at which Awards are to be made and paid-out, actual performance against targets for purposes of Award payout calculations, specific weighing of the components of Award payout calculations, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. The Committee shall determine the form or forms of agreements with Participants that shall evidence the particular provisions, terms, and conditions which need not be identical except as may be provided in the Plan. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of CH2M HILL.

        5.4    Interpretation of Plan.    The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Stock Instruments which may be or have been granted pursuant to the Plan.

        5.5    Limitation of Liability and Indemnification.

      a.
      No member of the Committee shall be liable for any action or determination made in good faith.

      b.
      Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by CH2M HILL Companies, Ltd. against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with CH2M HILL's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give CH2M HILL an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf.

ARTICLE VI
CHANGE IN CONTROL

        Notwithstanding any requirements contained in this Plan or any Award grant, all outstanding Awards shall become immediately payable at two times the Target Bonus in cash upon the occurrence of a Change in Control event.

ARTICLE VII
Termination of Affiliation

        7.1    Retirement.    Unless Committee determines otherwise in its sole discretion, if a Participant retires while holding not yet vested Plan Awards, the Participant shall be entitled to the prorata share of all outstanding Awards. The payout(s) will be made at the time each outstanding Award payout is due for each Program. It will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on the actual CH2M HILL Available Funds and/or other performance goals as of the end of each relevant Program Period. The Committee in its sole discretion may accelerate the retired Participant's Award payout, which, unless otherwise determined by the Committee, shall be paid out at target.

        7.2    Death.    If a Participant dies while affiliated with CH2M HILL, payouts of all his/her outstanding Awards will be made to the personal representative of the Participant's estate or the designated beneficiary or other person or persons who shall have acquired entitlement to earned benefits under the Plan by bequest or inheritance (hereafter, "Beneficiary") within one year after the date of death (specific timing of the payout to be made in consultation with the Beneficiary). Such payout will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on hypothetical Available Funds and other performance goal levels for the not yet completed Program Periods, derived by assuming that Available Funds and other performance goals through the end of each Program Period for each outstanding Award, would be proportionate to the performance as of the time of death, including consideration of projected performance in out-years where appropriate. The Committee's determination with respect to payout amounts based on the above criteria shall be final and binding on the Beneficiary.

        7.3    Disability.    Upon termination of a Participant's affiliation with CH2M HILL by reason of the Participant's disability (within the meaning of Code § 22(e)(3)), the Participant may request the payout of prorata share of all outstanding Awards at any time within one year after the date of termination of affiliation. Such payout will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on hypothetical Available Funds and other performance goal levels for the not yet completed Program Periods, derived by assuming that Available Funds and other performance goals through the end of each Program Period for each outstanding Award, would be proportionate to the performance as of the time of termination, including consideration of projected performance in out-years where appropriate. The Committee's determination with respect to payout amounts based on the above criteria shall be final and binding on the Participant.

        7.4    Other Termination.    Upon any voluntary or involuntary termination of the Participant's affiliation with CH2M HILL (except as otherwise provided in Article 6 or in sections 7.1, 7.2 and 7.3 above), all rights a Participant have under any outstanding and not yet paid Awards shall terminate. Voluntary termination for a purpose approved by the Committee, such as public service, may be deemed a retirement event as defined in section 7.1.

        7.5    Definition of Termination of Affiliation.    For purposes of this Plan, a Participant's affiliation with CH2M HILL shall be deemed to be terminated as of the first day on which the Participant is no longer an employee, director of or a consultant to CH2M HILL.

ARTICLE VIII
REQUIREMENTS OF LAW

        8.1    Requirements of Law.    All Awards pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

        8.2    Governing Law.    The Plan and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Colorado, United States of America.

        8.3    Governing Currency.    The Plan and all agreements under the Plan shall be denominated in the currency of the United States of America.

ARTICLE IX
AMENDMENT, MODIFICATION AND TERMINATION

        The Board may amend or modify any provision of the Plan at any time, except that no amendment or modification shall be effective without the approval of the stockholders of LTD if such approval is necessary to satisfy the requirements of Code § 162(m). The Board may suspend the granting of Awards under the Plan or terminate the Plan at any time.

        The Board may determine that any Awards granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Award shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, or taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE X
MISCELLANEOUS

        10.1    Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

        10.2    No Right to Continued Employment.    Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant's employment by, or consulting relationship with, CH2M HILL and/or Affiliates, or interfere in any way with the right of CH2M HILL or Affiliates, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award. Any Participant who leaves the employment of CH2M HILL shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

        CH2M HILL hereby agrees to the provisions of the Plan and in witness of its agreement, by its duly authorized officer has executed the Plan on the date written below.

CH2M HILL COMPANIES, LTD. Plan Sponsor
By:
Title:
Date:

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  Exhibit 10.37